Exhibit 10.1

                                VOTING AGREEMENT

                               EMANUEL J. FRIEDMAN


            THIS VOTING AGREEMENT (this "AGREEMENT") is entered into as of November 14, 2002 by and between FBR Asset Investment Corporation, a Virginia corporation ("FBR ASSET"), and EMANUEL J. FRIEDMAN (such person, together with the other signatories hereto (other than FBR Asset), individually and collectively, the "FBR GROUP SHAREHOLDER").

            WHEREAS, concurrently with the execution of this Agreement, FBR Asset, Friedman, Billings, Ramsey Group, Inc., a Virginia corporation ("FBR GROUP"), and Forest Merger Corporation, a Virginia corporation, have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), pursuant to which (i) FBR Asset will be merged with and into Newco (the "FBR ASSET MERGER"), with Newco as the surviving corporation of the FBR Asset Merger, and (ii) FBR Group will be merged with and into Newco (the "FBR GROUP MERGER"), with Newco as the surviving corporation of the FBR Group Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

            WHEREAS, the FBR Group Shareholder is the beneficial and record owner of issued and outstanding shares of the Class A common stock, $0.01 par value per share, of FBR Group (such shares, together with any shares acquired hereafter, the "FBR GROUP CLASS A COMMON SHARES"), as more particularly described on Schedule 1;

            WHEREAS, the FBR Group Shareholder is the beneficial and record owner of issued and outstanding shares of the Class B common stock, $0.01 par value per share, of FBR Group (such shares, together with any shares acquired hereafter, the "FBR GROUP CLASS B COMMON SHARES" and, together with the FBR Group Class A Common Shares, the "FBR GROUP COMMON SHARES"), as more particularly described on Schedule 1;

            WHEREAS, concurrently with the execution of this Agreement, another shareholder of FBR Group (together with the FBR Group Shareholder, the "FBR GROUP SHAREHOLDERS") is entering into a voting agreement with FBR Asset containing substantially similar terms as this Agreement (together with this agreement, the "FBR GROUP VOTING AGREEMENTS"); and

            WHEREAS, in accordance with the Recitals of the Merger Agreement, the FBR Group Shareholder desires to execute and deliver this Agreement solely in its capacity as a holder of FBR Group Common Shares.

            NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


SECTION 1.        DISPOSITION OF FBR GROUP COMMON SHARES

            During the period from the date hereof through the earlier of (i) the date on which the FBR Group Merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms (such period hereinafter referred to as the "TERM"), the FBR Group Shareholder shall not, directly or indirectly, and shall cause each record holder listed on Schedule 1 hereto not to, directly or indirectly, (a) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any FBR Group Common Shares, (b) grant any proxies for any FBR Group Common Shares with respect to any matters described in paragraph (a) of Section 2 hereof (other than a proxy directing the holder thereof to vote the FBR Group Common Shares in a manner required by paragraph (a) of Section 2 hereof), (c) deposit any FBR Group Common Shares into a voting trust or enter into a voting agreement with respect to any FBR Group Common Shares with respect to any of the matters described in paragraph (a) of Section 2 hereof, or tender any FBR Group Common Shares in a transaction other than a transaction contemplated by the Merger Agreement, or (d) take any action which is intended to have the effect of preventing or disabling the FBR Group Shareholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prevent the sale, transfer, pledge, encumbrance, assignment or other disposition of any of such FBR Group Common Shares, provided that the purchaser, transferee, pledgee or assignee thereof agrees in writing to be bound by the terms of this Agreement. Notwithstanding the foregoing, the FBR Group Shareholder may sell, transfer or otherwise dispose of some or all of the FBR Group Common Shares so long as, after giving effect to such sale, transfer or other disposition, the number of FBR Group Common Shares held by the FBR Group Shareholder and subject to this Agreement, together with all shares of FBR Group common stock subject to the FBR Group Voting Agreements and held by the FBR Group Shareholders, equals or exceeds a majority of the total voting power of FBR Group's then outstanding shares of common stock.

SECTION 2.  VOTING

            (a) During the Term, the FBR Group Shareholder shall cast or cause to be cast all votes attributable to the FBR Group Common Shares, at any annual or special meeting of shareholders of FBR Group, including any adjournments or postponements thereof, or in connection with any written consent or other vote of shareholders of FBR Group, (i) in favor of adoption of the Merger Agreement and approval of the FBR Group Merger and the other transactions contemplated by the Merger Agreement (including any amendments or modifications of the terms of the Merger Agreement approved by the FBR Group Special Committee and the FBR Group Board that would not adversely affect the FBR Group Shareholder in its capacity as beneficial owner of the FBR Group Common Shares) and (ii) against approval or adoption of any action or agreement (other than the Merger Agreement or the transactions contemplated thereby) made or taken in opposition to or in competition with the FBR Group Merger.

            (b) The FBR Group Shareholder will retain the right to vote its FBR Group Common Shares, in its sole discretion, on all matters other than those described in paragraph (a) of this Section 2, and the FBR Group Shareholder may grant proxies and enter into voting agreements or voting trusts for its FBR Group Common Shares in respect of such other matters.

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF THE FBR GROUP SHAREHOLDER

            The FBR Group Shareholder represents and warrants to FBR Asset as follows:

            (a) The FBR Group Shareholder has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

            (b) This Agreement has been duly executed and delivered by the FBR Group Shareholder and constitutes a valid and binding obligation of the FBR Group Shareholder enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            (c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not conflict with or violate any court order, judgment or decree applicable to the FBR Group Shareholder, or conflict with or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under any contract or agreement to which the FBR Group Shareholder is a party or by which the FBR Group Shareholder is bound or affected, which conflict, violation, breach or default would materially and adversely affect the FBR Group Shareholder's ability to perform any of its obligations under this Agreement.

            (d)   Subject to any required filings under the Securities
Exchange Act of 1934, as amended (the "Exchange Act"), the FBR Group
Shareholder is not
required to give any notice or make any report or other filing with any Regulatory Entity in connection with the execution or delivery of this Agreement or the performance of the FBR Group Shareholder's obligations hereunder and no waiver, consent, approval or authorization of any Regulatory Entity or any other person or entity is required to be obtained by the FBR Group Shareholder for the performance of the FBR Group Shareholder's obligations hereunder, other than where the failure to make such filings, give such notices or obtain such waivers, consents, approvals or authorizations would not materially and adversely affect the FBR Group Shareholder's ability to perform this Agreement.

            (e) FBR Group Class A Common Shares and FBR Group Class B Common Shares set forth opposite the name of the FBR Group Shareholder on
Schedule 1 hereto are the only FBR Group Class A Common Shares and FBR Group Class B Common Shares owned beneficially or of record by the FBR Group Shareholder or over which it exercises voting control.

SECTION 4.  FURTHER ASSURANCES

            During the Term, the FBR Group Shareholder shall make such filings as may be required under the Exchange Act and, upon the request of FBR Asset, execute and deliver such documents and take such actions as may be reasonably deemed necessary to effectuate the purposes of this Agreement.

SECTION 5.  DESCRIPTIVE HEADINGS

            The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

SECTION 6.  COUNTERPARTS

            This Agreement may be executed in counterparts, each of which when so executed and delivered shall be an original, but all of such counterparts shall together constitute one and the same instrument.

SECTION 7.  ENTIRE AGREEMENT; ASSIGNMENT

            This Agreement (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other.

SECTION 8.  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

            (b) The FBR Group Shareholder hereby submits and consents to non-exclusive personal jurisdiction in any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in a federal court located in the State of New York or in a New York state court. Any process, summons, notice or document delivered by mail to the address set forth on Schedule 1 hereto shall be effective service of process for any action, suit or proceeding in any New York state court or any federal court located in the State of New York with respect to any matters to which the FBR Group Shareholder has submitted to jurisdiction in this Section 8. The FBR Group Shareholder irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any New York state court or any federal court located in the State of New York, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF FBR ASSET AND THE FBR GROUP SHAREHOLDER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

SECTION 9.  SPECIFIC PERFORMANCE

            The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10. PARTIES IN INTEREST

            This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person or persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
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SECTION 11. AMENDMENT; WAIVERS

            This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto. No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

SECTION 12. CAPACITY OF THE FBR GROUP SHAREHOLDER

            The FBR Group Shareholder has executed this Agreement solely in his capacity as a shareholder of FBR Group and not in his capacity as an officer, director, employee or manager of FBR Group. Without limiting the foregoing, nothing in this Agreement shall limit or affect any actions taken by the FBR Group Shareholder in his capacity as an officer, director, employee or manager of FBR Group in connection with the exercise of FBR Group's rights under the Merger Agreement.

SECTION 13. TERMINATION

            This Agreement shall terminate immediately upon the earlier of
(i) the date on which the Merger Agreement is terminated in accordance with its terms or (ii) the consummation of the FBR Group Merger. None of the representations, warranties, covenants or agreements in this Agreement shall survive the termination of this Agreement; provided, however, that nothing contained herein shall release the FBR Group Shareholder from any liability arising from any willful breach of any of its representations, warranties, covenants or agreements in this Agreement.

            IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered in their names and on their behalf, as of the date first written above.

                                 FBR ASSET INVESTMENT CORPORATION

                                 By:   /s/ Richard J. Hendrix
                                      ----------------------------------------
                                 Name:     Richard J. Hendrix
                                 Title:    Chief Financial Officer


                                 FBR GROUP SHAREHOLDER


                                 By:   /s/ Emanuel J. Friedman
                                      ----------------------------------
                                 Name:     Emanuel J. Friedman
                                 Address:  1001 19th Street North
                                           Arlington, VA 22209








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